EXHIBIT 99

MDU Resources Reports Positive Initial Results from Bakken Wells

BISMARCK, N.D. – April 7, 2008 – MDU Resources Group, Inc. (NYSE:MDU) has announced that its indirect wholly owned subsidiary, Fidelity Exploration & Production Company, recently completed its first two operated wells in the middle Bakken formation in Mountrail County, N.D.

“We are pleased with the initial results and are still recovering load fluid from the fracture stimulation treatment, but the initial rates from these wells are strong,” said Terry D. Hildestad, president and CEO of MDU Resources Group, Inc. “Based on this early success, we have added a third rig and are presently looking at opportunities to further accelerate our drilling of the Bakken acreage for the remainder of the year.”

After the fracture stimulation treatment, the Annala 11-36H well’s average production over the past five days was 838 barrels of oil per day.  The well is flowing up 7-inch casing on a 22/64-inch choke.  Fidelity has a 65 percent working interest in this well.

The Fladeland 11-21H well has been fracture stimulated and began flowing to production facilities on April 4.  Over the two-day period, the well has produced a total of nearly 1,800 barrels of oil up 7-inch casing on a 24/64-inch choke. Fidelity has a 32 percent working interest in this well.

In addition to these two wells, Fidelity has installed liners in two additional wells that are scheduled for fracture stimulations in the next three weeks.  Three additional wells have been spudded and are at various stages of drilling.  Fidelity’s acreage position in the Bakken play includes approximately 75,000 net acres in Mountrail and Burke Counties of North Dakota.

The information in this release includes certain forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934. The forward-looking statements contained in this release, including statements by the president and chief executive officer of MDU Resources, are expressed in good faith and are believed by the company to have a reasonable basis. Nonetheless, actual results may differ materially from the projected results expressed in the forward-looking statements. Important factors that could cause actual results to differ materially from those in the forward-looking statements include the fluctuations in natural gas and crude oil prices; fluctuations in commodity price basis differentials; drilling successes in natural gas and oil operations; the timely receipt of necessary permits and approvals; the ability to contract for or to secure necessary drilling rig contracts and to retain employees to drill for and develop reserves; other risks incidental to the operation of natural gas and oil wells; and the effects on operations of extensive environmental laws and regulations. For a discussion of other important factors that could cause actual results to differ materially from those expressed in the forward-looking statements, refer to Item 1A – Risk Factors in MDU Resources’ most recent Form 10-K.

MDU Resources Group, Inc., a member of the S&P MidCap 400 index, provides value-added natural resource products and related services that are essential to energy and transportation infrastructure. The company operates in three core lines of business; energy, construction materials and utility resources. MDU Resources includes natural gas and oil production, natural gas pipelines and energy services, construction materials and contracting, construction services, and electric and natural gas utilities. For more information about MDU Resources, see the company's Web site at www.mdu.com or contact the Investor Relations Department at investor@mduresources.com.

Contacts:

Financial:
Vernon A. Raile
Executive Vice President, Treasurer and Chief Financial Officer
(701) 530-1003

Phyllis A. Rittenbach
Director of Investor Relations
 (701) 530-1057

Media:
Tim Rasmussen
Operating Company Public Relations Manager
(701) 530-1069